Exhibit 10.1

Cardinal Health

Deferred Compensation Plan

Amended and Restated Effective as of January 1, 2009

Fifth Amendment

Background Information

A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Human Resources and Compensation Committee of the Board of Directors of Cardinal Health (the “Compensation Committee”) oversees the administration of the Plan and is authorized to amend the Plan.

C.	The Compensation Committee desires to amend the Plan’s definition of “change of control” to make it consistent with other plans sponsored by Cardinal Health, including to increase the required acquisition percentage of shares or voting power necessary to constitute a “change of control” under the Plan.

D.	The Compensation Committee further desires to amend the Plan to provide for vesting after a change of control only if a participant is terminated without cause or quits for good reason (as defined in the Plan) within two years after the change of control.

E.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as follows, effective immediately:

1.	Section 1.1(e) of the Plan, “Change of Control,” is hereby deleted in its entirety and replaced with the following:

“(e)	Change of Control. For purposes of the Plan, a Change of Control means:

A. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (i) the then outstanding Shares of the Company (the “Outstanding Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection A., the following acquisitions do not constitute a Change of Control: (I) any acquisition directly from the Company or any corporation controlled by the Company, (II) any acquisition by the Company or any corporation controlled by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation that is a Non-Control Acquisition (as defined in Subsection C. of this Section); or

B. during any period of two consecutive years, individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the beginning of such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

C. consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” means a Business Combination where: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any), and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

D. approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.”

2.	Section 1.1(i) of the Plan, “Compensation,” is hereby amended in its entirety to read as follows:

“(i) Compensation. Amounts paid or payable by the Company to an Eligible Employee for a Plan Year which are includable in income for federal tax purposes, including base salary and variable compensation in the form of commissions and/or bonuses (except as otherwise provided herein). In addition, cash dividend-equivalent payments under share unit award agreements (“Share Units”) may also be deferred hereunder by Eligible Employees who are Reporting Persons in accordance with procedures established from time to time by the Committee and that comply with Code Section 409A. Notwithstanding the foregoing, the following amounts are excluded from Compensation: (i) other cash or non-cash compensation, expense reimbursements or other benefits or contributions by the Company to any other employee benefit plan, other than pre-tax salary deferrals into the Qualified Plan or any Code Section 125 plan sponsored by the Company or any of its affiliates; (ii) any bonus payment if such bonus payment is wholly or partially payable without regard to the attainment of a Performance-Based goal (i.e., guaranteed); (iii) amounts realized (A) from the exercise of a stock option, (B) when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (C) when the Shares underlying Share Units are payable to a Participant, or (D) from the sale, exchange or other disposition of stock acquired under a qualified stock option; and (iv) any amounts that are required to be withheld from a Participant’s wages from the Company pursuant to Code Section 3102 to satisfy the Participant’s tax obligations under Code Section 3101. With respect to Directors, “Compensation” means any and all fees paid for service as a member of the Board, including fees for attendance at meetings or committee meetings, and cash dividend-equivalent payments under deferred settlement Share Units.”

3.	Section 3.1 of the Plan, “Deferred Compensation Credits,” is hereby amended by restating the first sentence of the last paragraph in its entirety to read as follows:

“In addition to the Deferred Compensation Credits described above, Reporting Persons who have elected to defer receipt of Shares to be issued under Share Units awarded on or after November 1, 2006, shall automatically have 100 percent of the cash dividend-equivalents that are vested and payable under such Share Units deferred under this Plan.”

4.	Section 4.1 of the Plan, “Vesting” is hereby amended in its entirety to read as follows:

“4.1 Vesting. A Participant always will be 100 percent vested in amounts credited to his Account as Deferred Compensation Credits, Deferred Cash Equivalent Credits, Matching Credits made on or after January 1, 2005, Prior Plan Credits and earnings allocable thereto. The Participant or his Beneficiaries shall be entitled to benefits from Matching Credits made prior to January 1, 2005, Employer Contribution Credits and Social Security Supplement Credits allocated to his Account by the Employer, and earnings thereon, only upon satisfaction of the vesting requirements of this Article IV. The Participant shall become 100 percent vested in his Account upon his Retirement, death, or Total Disability. The Participant shall also become 100 percent vested in his Account if the Participant is terminated by the Company without Cause or the Participant terminates employment with the Company for Good Reason within two years after a Change of Control. For this purpose, “Cause” means termination of employment by the Company on account of any act of fraud or intentional misrepresentation or embezzlement, intentional misappropriation, or conversion of assets of the Company or any affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that for a Participant who is party to an individual severance or employment agreement defining Cause, “Cause” has the meaning set forth in such agreement. For purposes of the Plan, a Participant’s termination will not be deemed to be a termination without “Cause” if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have, in the opinion of the Committee, met the definition of “Cause.” For this purpose, “Good Reason” means, unless otherwise provided in an individual severance or employment agreement to which the Participant is a party, termination by the Participant on account of any of the following: (i) a material reduction in the Participant’s total compensation; (ii) a material reduction in the Participant’s annual or long-term incentive opportunities (including a material adverse change in the method of calculating the Participant’s annual or long-term incentives); (iii) a material diminution in the Participant’s duties, responsibilities, or authority; or (iv) a relocation of more than 50 miles from the Participant’s office or location, except for travel reasonably required in the performance of the Participant’s responsibilities. If the Participant has a Separation from Service with the Employer for any reason other than Retirement, death, Total Disability, or following a Change of Control under the circumstances described above, all rights of the Participant, his Beneficiaries, executors, administrators, or any other person to receive benefits under this Plan derived from amounts credited as Matching Credits made prior to January 1, 2005, Employer Contribution Credits and Social Security Supplement Credits shall vest as of the date that the Participant has completed three Years of Service with the Employer. A “Year of Service” for this purpose means a period of 12 consecutive calendar months during which the Participant was employed by the Employer, defined to include all members of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes Cardinal Health, Inc. If a Participant has a Separation from Service before that date (other than due to a Change of Control, Retirement, death or Total Disability), all Matching Credits made prior to January 1, 2005, Employer Contribution Credits and Social Security Supplement Credits shall be forfeited. If the Participant has a Separation from Service but is subsequently re-employed by the Employer, no benefits forfeited hereunder shall be reinstated unless otherwise determined by the Company in its sole discretion. A Participant who has completed one Year of Service but less than three Years of Service and is terminated from employment under the terms of a designated reduction in force, a divestiture or designated layoff, shall receive additional ratable vesting credit hereunder determined by multiplying the portion of this Account that is subject to the vesting provisions of this Section 4.1 by a fraction, the numerator of which is the Participant’s calendar months of service calculated from his or her date of hire and the denominator of which is 36, and by rounding the product up to the next whole percentage. A month of service shall be included in the calculation of additional vesting credit under this Section if the Participant has performed at least one hour of service during the calendar month. In no event shall a Participant be more than 100 percent vested in any amounts credited to his Account.”

5.	All other terms and provisions of the Plan shall remain unchanged.

CARDINAL HEALTH, INC.

By:	/s/ Carole S. Watkins
Title:	Chief Human Resources Officer
Date:	February 1, 2012

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